                                                       Registration No. 33-
    ______________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  __________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  __________

                       CHESAPEAKE UTILITIES CORPORATION
            (Exact name of registrant as specified in its charter)
                                  __________

              DELAWARE                                    51-0064146
    (State or other jurisdiction                       (I.R.S. Employer
  of incorporation or organization)                   Identification No.)

                                  __________

                           909 SILVER LAKE BOULEVARD
                            DOVER, DELAWARE  19904
                       (Address, including zip code, of
                   registrant's principal executive offices)
                                  __________

                       CHESAPEAKE UTILITIES CORPORATION
                          PERFORMANCE INCENTIVE PLAN
                                      AND
                       CHESAPEAKE UTILITIES CORPORATION
                       DIRECTORS STOCK COMPENSATION PLAN
                          (Full titles of the plans)
                                  __________

                                                                                 Copy to:
                     WILLIAM C. BOYLES                                   D. MICHAEL LEFEVER, ESQ.
              TREASURER AND ASSISTANT SECRETARY                             COVINGTON & BURLING
              CHESAPEAKE UTILITIES CORPORATION                         1201 PENNSYLVANIA AVENUE, N.W.
                 909 SILVER LAKE BOULEVARD                                WASHINGTON, D.C. 20004
                   DOVER, DELAWARE  19904                                     (202) 662-6000
                      (302) 734-6744
 (Name, address, including zip code, and telephone number,
    including area code, of agent for service)

                                  __________

                                   CALCULATION OF REGISTRATION FEE
======================================================================================================
                                              Proposed Maximum    Proposed Maximum       Amount of
   Title of Securities      Amount to be       Offering Price        Aggregate          Registration
    to be Registered       Registered (2)       Per Unit (3)     Offering Price (3)         Fee
------------------------------------------------------------------------------------------------------
   Common Stock (1)           250,000             $15.94            $3,985,000             $1,374.14
======================================================================================================

(1) Consists of (i) 247,200 shares of Common Stock, par value $.4867 per share ("Common Stock"), issuable under either the Chesapeake Utilities Corporation Performance Incentive Plan (the "Incentive Plan") or the Chesapeake Utilities Corporation Directors Stock Compensation Plan (the "Directors Plan") and (ii) 2,800 shares of Common Stock previously issued under the Directors Plan that are being registered for resale.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of Common Stock registered includes such additional number of shares of Common Stock as are required to prevent dilution arising from stock splits, stock dividends or similar transactions affecting the Common Stock.

(3) Of the shares of Common Stock registered hereby, (i) 125,186 shares are issuable upon the exercise of options previously awarded under the Incentive Plan at an average exercise price of $12.705 per share and (ii) the remaining 124,814 shares will be issued pursuant to future awards under the Incentive Plan and under the Directors Stock Compensation Plan or were previously issued under the Directors Plan and are being registered for resale, and the offering price for such shares has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) based on the average of the high and low sale prices as reported in the consolidated reporting system on February 16, 1996.



NOTE: This Registration Statement, pursuant to Instruction C of Form S-8, includes as Part I hereof the form of Prospectus for the resale of shares of Common Stock previously issued under the Directors Plan. The documents comprising the Prospectus for the offer and sale of shares of Common Stock under the Incentive Plan and Directors Plan have been omitted in accordance with the instructions to Form S-8.

PROSPECTUS


                       CHESAPEAKE UTILITIES CORPORATION

                         2,800 Shares of Common Stock


          This Prospectus relates to 2,800 currently outstanding shares (the "Shares") of Common Stock, par value $.4867 per share (the "Common Stock"), of Chesapeake Utilities Corporation, a Delaware corporation (the "Company"), which may be offered for sale from time to time by certain shareholders of the Company (the "Selling Shareholders") as described herein under the heading "Selling Shareholders."

          The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions on a securities exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders will pay all underwriting discounts and selling commissions, if any, incurred in connection with the sale of the Shares. The Company will not receive any of the proceeds from the sale of the Shares. The Common Stock is listed on the New York Stock Exchange, Inc. under the trading symbol CPK.


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
               BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
              STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------


               The date of this Prospectus is February 23, 1996.

          NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER AND SALE OF THE SHARES OF COMMON STOCK THAT ARE THE SUBJECT OF THIS PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CHESAPEAKE UTILITIES CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CHESAPEAKE UTILITIES CORPORATION SINCE THE DATE HEREOF.


AVAILABLE INFORMATION

          Chesapeake Utilities Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Proxy statements, reports and other information concerning the Company can be inspected at the SEC office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and the SEC regional offices in New York (Suite 1300, 7 World Trade Center, New York, New York 10007) and Chicago (Suite 1400, 500 West Madison Street, Chicago, Illinois 60661). Such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such materials can be inspected at the offices of the New York Stock Exchange, Inc., Room 401, 20 Broad Street, New York, New York 10005.

          The Company has filed a registration statement (the "Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Common Stock offered hereby. This Prospectus has been filed as a part of the Registration Statement and does not contain all information set forth in the Registration Statement and the exhibits thereto. The Registration Statement and the exhibits thereto may be inspected and copied, or copies may be obtained at prescribed rates, in the manner set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents, heretofore filed by the Company with the SEC pursuant to the Exchange Act, are incorporated by reference in this Prospectus, except as superseded or modified as described herein:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994.

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995.

     (c) The Corporation's Interim Reports on Form 8-K, dated August 23, 1995 and October 20, 1995;

     (d) The description of Common Stock contained in the Company's registration statement filed under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description. See "Description of Common Stock" in this Prospectus for a description of the Company's Common Stock.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in any incorporated document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other incorporated document subsequently filed (or in this Prospectus, with respect to an incorporated document filed prior to the filing hereof), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          Any person to whom a copy of this Prospectus is delivered may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents that are not specifically incorporated by references into such documents. Requests for copies of such documents should be directed to the William C. Boyles, Treasurer and Assistant Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904, telephone number (302) 734-6744.

THE COMPANY

          The Company and its subsidiaries are engaged primarily in the distribution of natural gas for residential, commercial and industrial use in Delaware, Maryland and Florida; the transmission of natural gas to utility and industrial customers in Delaware and Maryland; the distribution of propane in Delaware, Maryland and Virginia; and information technology services.

          The address of the principal executive offices of the Company is 909 Silver Lake Boulevard, Dover, Delaware 19904 (telephone number (302) 734-6713).

USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby.

DESCRIPTION OF COMMON STOCK

          The Company's authorized capital stock consists of 12,000,000 shares of Common Stock, par value $.4867 per share. The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefore for distribution to the holders of Common Stock and to share ratably in the assets legally available for distribution to the holders of Common Stock in the event of the liquidation or dissolution, whether voluntary or involuntary, of the Company. Holders of Common Stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription or conversion rights. The Common Stock is not subject to redemption by the Company.

          Under the Company's Certificate of Incorporation, the affirmative vote of not less than 75% of the total voting power of all outstanding shares of its capital stock is required to approve a merger or consolidation of the Company with, or the sale of substantially all of its assets or business to, any other corporation (other than a corporation 50% or more of the common stock of which is owned by the Company), if such corporation or its affiliates singly or in the aggregate own or control directly or indirectly 5% or more of the outstanding shares of Common Stock, unless the transaction is approved by the Board of Directors of the Company prior to the acquisition by such corporation or its affiliates of ownership or control of 5% or more of the outstanding shares of Common Stock. In addition, the Company's Certificate of Incorporation provides for a classified Board of Directors under which one-third of the members are elected annually for three-year terms. The supermajority voting requirement for certain merger and consolidations and the classified Board of Directors may have the effect of delaying, deferring or preventing a change in control of the Company.

          The transfer agent and registrar of the Common Stock is The First National Bank of Boston.

SELLING SHAREHOLDERS

          The Shares that may be offered for sale from time to time by the Selling Shareholders, each of whom is a director of the Company, consist of shares that were acquired by such Selling Shareholders prior to the date hereof under the Company's Directors Stock Compensation Plan. The following table sets forth certain information with respect to the ownership of Common Stock by each Selling Shareholder as of December 31, 1995.

                          Shares Beneficially                                      Shares Beneficially
                          Owned Prior to the     Percent      Shares Registered    Owned After the       Percent
Name                      Offering              of  Class     for Sale             Offering              of Class
----                      ----------------      ---------     --------------       -------------         --------

Richard Bernstein                 400              *               400                       0              *
Walter J. Coleman               1,400              *               400                   1,000              *
John W. Jardine, Jr.           25,908              *               400                  25,508              *
Rudolph M. Peins, Jr.           2,013              *               400                   1,613              *
Robert F. Rider                 5,500              *               400                   5,100              *
Jeremiah P. Shea                2,049              *               400                   1,649              *
William G. Warden, III        230,399            6.19%             400                 229,999            6.18%

                    _______________________________________

* Represents as to each Selling Shareholder less than 1% of the shares of Common Stock outstanding.

PLAN OF DISTRIBUTION

          The Selling Shareholders have advised the Company that they wish to be in a position to sell the Shares offered hereby from time to time. The number of Shares that actually may be sold by the Selling Shareholders will be determined by each Selling Shareholder and will depend on a number of factors, including the market price of the Common Stock and the Selling Shareholders' personal financial circumstances.

          The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions on a securities exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

          Each of the Selling Shareholders is selling the Shares for his own account. The Company will not receive any of the proceeds from the sale of the Shares.

          The Company intends to maintain the effectiveness of the Registration Statement (of which this Prospectus is a part) during the period commencing on the date hereof and ending at such time as all the Shares are sold or the Company delivers to the Selling Shareholders an opinion of counsel to the effect that the Shares may be sold without compliance with the registration requirements of the Securities Act. The Company is bearing all expenses incurred in connection with the registration of the Shares.

EXPERTS

          The financial statements of the Company and its subsidiaries incorporated by reference in this Prospectus have been examined by Coopers & Lybrand, L.L.P., independent accountants, for the periods indicated in their report thereon that is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. The financial statements examined by Coopers & Lybrand L.L.P. have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

INDEMNIFICATION

          Under the Company's Bylaws, each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact he is or was a director or officer of the Company is entitled to indemnification by the Company to the fullest extent permitted by the Delaware General Corporation Law against all expense, liabilities and loss (including attorneys' fees, judgments, fines or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, including liabilities arising under the Securities Act. These indemnification rights include the right to be paid by the Company the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that he is not entitled to be indemnified. These indemnification rights under the Bylaws are not exclusive of any other indemnification right which any person may have or acquire.

          Section 145 of the Delaware General Corporation Law permits indemnification of a director, officer, employee, or agent of a corporation who acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In all proceedings other than those by or in the right of the corporation, this indemnification covers expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the indemnified person. In actions brought by or in the right of the corporation (such as derivative actions), Section 145 provides for indemnification against expenses only and, unless a court determines otherwise, only in respect of a claim as to which the person is not judged liable to the corporation.

          The Company has in effect liability insurance policies covering certain claims against any director or officer of the Company by reason of certain breaches of duty, neglect, error, misstatement, omission or other act committed by such person in his capacity as director or officer.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents, heretofore filed by Chesapeake Utilities Corporation (the "Registrant") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement, except as superseded or modified as described herein:

     (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.

     (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995.

     (c) The Corporation's Interim Reports on Form 8-K, dated August 23, 1995 and October 20, 1995;

     (d) The description of Common Stock contained in the Registrant's registration statement filed under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other incorporated document subsequently filed (or in this Registration Statement, with respect to an incorporated document filed prior to the filing hereof), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          None.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit, or proceeding by reason of the fact that he is or was a director or officer of such corporation if such person acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful, except that, in the case of any action or suit by or in the right of the corporation, no indemnification is permitted if the person shall be adjudged liable to the corporation (other than indemnification for such expenses as a court shall determine such person is fairly and reasonably entitled).

          Article IX of the Registrant's Bylaws requires indemnification of directors and officers to the fullest extent permitted by the DGCL. The Registrant also maintains a directors and officers insurance policy generally covering the activities for which such persons are entitled to indemnification.

          Article Eleventh of the Registrant's Certificate of Incorporation provides that a director of the Registrant is not personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          The 2,800 shares of Common Stock that hereby are being registered for resale were issued to directors of the Registrant under the Directors Plan in consideration for their services as directors. All such shares of Common Stock were issued without registration in reliance on the exemption afforded by
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

ITEM 8.   UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

                         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement,

                         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                              Provided, however, that paragraphs (a)(1)(i) and
                              (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or
                              Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 9.   EXHIBITS.

               EXHIBIT
               NUMBER         DESCRIPTION                             REFERENCE
               ------         -----------                             ---------
                  5.1     Opinion of Covington & Burling              Filed herewith
                 23.1     Consent of Covington & Burling              Contained in Exhibit 5.1
                 23.2     Consent of Coopers & Lybrand, L.L.P.        Filed herewith

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dover, State of Delaware, on February 23, 1996.


                       CHESAPEAKE UTILITIES CORPORATION



                           By:   /s/ Ralph J. Adkins
                              ----------------------------------
                           Ralph J. Adkins
                           President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

     /s/ John W. Jardine, Jr.                Chairman of the Board and Director
---------------------------------------
John W. Jardine, Jr.                                                                                February 23, 1996

                                             President, Chief Executive Officer and
     /s/ Ralph J. Adkins                     Director
--------------------------------------
Ralph J. Adkins                                                                                     February 23, 1996

                                             Senior Vice President and Assistant Treasurer
                                             (Principal Financial Officer and Principal
      /s/John R. Schimkaitis                 Accounting Officer)
--------------------------------------
John R. Schimkaitis                                                                                 February 23, 1996



     /s/ Richard Bernstein                   Director
--------------------------------------
Richard Bernstein                                                                                   February 23, 1996


     /s/ Walter J. Coleman                   Director
--------------------------------------
Walter J. Coleman                                                                                   February 23, 1996


     /s/ Rudolph M. Peins, Jr.               Director
--------------------------------------
Rudolph M. Peins, Jr.                                                                               February 23, 1996


     /s/ Robert F. Rider                     Director
--------------------------------------
Robert F. Rider                                                                                     February 23, 1996


     /s/ Jeremiah P. Shea                    Director
--------------------------------------
Jeremiah P. Shea                                                                                    February 23, 1996


     /s/ William G. Warden, III              Director
--------------------------------------
William G. Warden III                                                                               February 23, 1996